News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067-4219

CROWN HOLDINGS, INC. REPORTS THIRD QUARTER 2019 RESULTS

Yardley, PA - October 16, 2019. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the third quarter ended September 30, 2019.

Third Quarter Results

•	Earnings per share $1.36 versus $1.23 in 2018

•	Adjusted earnings per share $1.56 versus $1.71 in 2018

•	Beverage can capacity projects on schedule

Net sales in the third quarter were $3,084 million compared to $3,174 million in the third quarter of 2018 reflecting
$64 million of unfavorable currency translation.

Income from operations was $352 million in the quarter compared to $365 million in the third quarter of 2018. Segment income was $395 million in the third quarter compared to $415 million in the prior year third quarter.

Commenting on the quarter, Timothy J. Donahue, President and Chief Executive Officer, stated, “Our overall performance during the third quarter was in line with expectations.  Strong operating results in the Americas Beverage segment offset a disappointing performance in the European Food business due to unfavorable weather conditions and a weaker than expected harvest.  Beverage can volumes were particularly robust in Europe, Mexico and Southeast Asia, as consumers in both emerging and developed markets continue to increasingly prefer cans over other packaging options.  Recently installed beverage can capacity additions, including a third line at the Company’s existing plant in Phnom Penh, Cambodia, a new one line high-speed  plant in Parma, Italy and a new two line high-speed plant in Valencia, Spain, have helped us meet the continuing expansion in demand.  In November 2019, we plan to commence operations at a new beverage can facility in Rio Verde in central Brazil.

“To meet the surge in volume requirements in our North American beverage can business, we have begun the construction of a third high-speed line at our Nichols, New York facility which will begin production during the second quarter of 2020.  Also to support demand growth and targeted for a first quarter 2020 start-up, we are installing a new aluminum beverage can line at our Weston, Ontario plant.  Both the Nichols and Weston lines will be capable of producing multiple sizes.  In addition, we have begun construction of a new one line beverage can plant in Nong Khae, Thailand which will commence operations during the third quarter of 2020 and supply the increasing requirements of customers in the region.”

Interest expense was $95 million in the third quarter of 2019 compared to $105 million in 2018 primarily due to lower debt levels in the current year.

Net income attributable to Crown Holdings in the third quarter was $183 million compared to $164 million in the third quarter of 2018. Reported diluted earnings per share were $1.36 in the third quarter of 2019 compared to $1.23 in 2018. Adjusted diluted earnings per share were $1.56 compared to $1.71 in 2018.

A reconciliation from net income and diluted earnings per share to adjusted net income and adjusted diluted earnings per share is provided below.

Nine Month Results
Net sales for the first nine months of 2019 increased to $8,874 million compared to $8,417 million in the first nine months of 2018 primarily due to the impact of the Signode acquisition, partially offset by $244 million of unfavorable currency translation.

Income from operations was $997 million in the first nine months of 2019 compared to $878 million in 2018. Segment income in the first nine months of 2019 increased to $1,096 million over the $1,049 million in the prior year period reflecting the impact of the Signode acquisition offset by $26 million of unfavorable currency translation.

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Interest expense was $290 million for the first nine months of 2019 compared to $282 million in 2018 primarily due to higher average outstanding debt from borrowings incurred to finance the Signode acquisition.

Net income attributable to Crown Holdings in the first nine months of 2019 was $423 million compared to $386 million in the first nine months of 2018.  Reported diluted earnings per share were $3.14 compared to $2.88 in 2018.  Adjusted diluted earnings per share were $4.07 compared to $4.20 in 2018.

Outlook
The Company currently expects fourth quarter and full year 2019 adjusted diluted earnings to be in the ranges of $0.93 to
$0.98 and $5.00 to $5.05 per share, respectively, compared to the previous full year estimate of $5.05 to $5.20 per share, primarily due to a poor harvest in Europe and the impact of slowing economic activity on the Transit Packaging business.

The adjusted effective income tax rate for the full year of 2019 is expected to be between 25% and 26%.

Adjusted free cash flow, as defined below, is currently expected to be approximately $725 million for 2019 with capital spending of approximately $450 million.

Non-GAAP Measures
Segment income, adjusted free cash flow, net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share and adjusted EBITDA are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for income from operations, net income, diluted earnings per share, effective tax rates, cash flow or leverage ratio data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income as the principal measure of the performance of its operations and adjusted free cash flow and net leverage ratio as the principal measure of its liquidity. The Company considers all of these measures in the allocation of resources. Adjusted free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that adjusted net income, the adjusted effective tax rate and adjusted diluted earnings per share are useful in evaluating the Company’s operations as these measures are adjusted for items that affect comparability between periods. Reconciliations of estimated adjusted diluted earnings per share for the fourth quarter and full year of 2019 to estimated diluted earnings per share on a GAAP basis are not provided in this release due to the unavailability of estimates of the following, the timing and magnitude of which the Company is unable to reliably forecast without unreasonable efforts, which are excluded from estimated adjusted diluted earnings per share and could have a significant impact on earnings per share on a GAAP basis: gains or losses on the sale of businesses or other assets, restructuring and other costs, asset impairment charges, acquisition related costs including fair value adjustments to inventory, asbestos-related charges, losses from early extinguishment of debt, pension settlement and curtailment charges, the tax and noncontrolling interest impact of the items above, and the impact of tax law changes or other tax matters. The Company believes that adjusted free cash flow and net leverage ratio provide meaningful measures of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt repayments, share repurchases or possible future dividends. Segment income, adjusted free cash flow, net leverage ratio, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and adjusted EBITDA are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, adjusted free cash flow, net leverage ratio, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and adjusted EBITDA can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, October 17, 2019 at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (630) 395-0194 or toll-free (888) 324-8108 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s website, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on October 24. The telephone numbers for the replay are (203) 369-3918 or toll free (888) 568-0403.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067-4219

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the future impact of currency translation; the continuation of performance and market trends in 2019, including consumer preference for beverage cans and increasing global beverage can demand and demand in Europe, Mexico and Southeast Asia; the Company’s ability to successfully complete and begin production at capacity expansion projects within expected timelines and budgets in Brazil, the U.S., Canada and Thailand the Company’s ability to generate expected earnings and cash flow in 2019 that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2018 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading global supplier of rigid packaging products to consumer marketing companies, as well as transit and protective packaging products, equipment and services to a broad range of end markets. World headquarters are located in Yardley, Pennsylvania.

For more information, contact:
Thomas A. Kelly, Senior Vice President and Chief Financial Officer, (215) 698-5341
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

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Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net sales	$3,084	$3,174	$8,874	$8,417

Cost of products sold	2,455	2,530	7,082	6,804
Depreciation and amortization	121	127	366	305
Selling and administrative expense	156	153	470	402
Restructuring and other		(1)	(41)	28
Income from operations (1)	352	365	997	878

Pension settlements and curtailments	6		23
Other pension and postretirement	(5)	(13)	(11)	(47)
Foreign exchange	4	(14)	6	14
Earnings before interest and taxes	347	392	979	911
Interest expense	95	105	290	282
Interest income	(5)	(6)	(12)	(17)
Loss from early extinguishment of debt			6
Income before income taxes	257	293	695	646
Provision for income taxes	54	102	190	196
Equity earnings	1	2	4	3
Net income	204	193	509	453
Net income attributable to noncontrolling interests	(21)	(29)	(86)	(67)
Net income attributable to Crown Holdings	$183	$164	$423	$386

Earnings per share attributable to Crown Holdings common shareholders:
Basic	$1.37	$1.23	$3.16	$2.89
Diluted	$1.36	$1.23	$3.14	$2.88

Weighted average common shares outstanding:
Basic	133,906,820	133,729,731	133,854,275	133,608,065
Diluted	134,981,636	133,849,368	134,768,003	133,816,005
Actual common shares outstanding	135,526,922	135,190,167	135,526,922	135,190,167

(1) A reconciliation from income from operations to segment income follows.

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Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to exclude intangibles amortization charges, provisions for asbestos and restructuring and other, and the impact of fair value adjustments to inventory acquired in an acquisition.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Income from operations	$352	$365	$997	$878
Intangibles amortization	43	51	140	103
Fair value adjustment to inventory (1)				40
Provision for restructuring and other		(1)	(41)	28
Segment income	$395	$415	1,096	1,049

(1) Included in cost of products sold

Segment Information

Net Sales	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Americas Beverage	$835	$872	$2,513	$2,478
European Beverage	416	418	1,165	1,194
European Food	581	623	1,487	1,565
Asia Pacific	319	321	959	990
Transit Packaging	564	585	1,725	1,205
Total reportable segments	2,715	2,819	7,849	7,432
Non-reportable segments (2)	369	355	1,025	985
Total net sales	$3,084	$3,174	$8,874	$8,417

Segment Income
Americas Beverage	$134	$125	$386	$336
European Beverage	64	66	163	180
European Food	79	90	189	231
Asia Pacific	47	46	143	137
Transit Packaging	74	81	227	175
Total reportable segments	398	408	1,108	1,059
Non-reportable segments (2)	34	40	103	102
Corporate and other unallocated items	(37)	(33)	(115)	(112)
Total segment income	$395	$415	$1,096	$1,049

(2) Includes the Company's food can and closures businesses in North America, aerosol can businesses in North America and Europe, the promotional packaging business in Europe, and tooling and equipment operations in the U.S. and United Kingdom.

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Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share

The following table reconciles reported net income and diluted earnings per share attributable to the Company to adjusted net income and adjusted diluted earnings per share, as used elsewhere in this release.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2019		2018		2019		2018
Net income/diluted earnings per share attributable to Crown Holdings, as reported	$183	$1.36	$164	$1.23	$423	$3.14	$386	$2.88
Intangibles amortization (1)	43	0.32	51	0.38	140	1.04	103	0.77
Fair value adjustment to inventory (2)							40	0.30
Restructuring and other (3)			(1)	(0.01)	(41)	(0.30)	28	0.21
Pension settlements and curtailments (4)	6	0.04			23	0.17
Acquisition costs (5)							24	0.18
Loss from early extinguishment of debt (6)					6	0.04
Income taxes (7)	(22)	(0.16)	15	0.11	(20)	(0.15)	(18)	(0.13)
Noncontrolling interests (8)					17	0.13	(1)	(0.01)
Adjusted net income/diluted earnings per share	$210	$1.56	$229	$1.71	$548	$4.07	$562	$4.20

Effective tax rate as reported	21.0%		34.8%		27.3%		30.3%

Adjusted effective tax rate (9)	24.8%		25.4%		25.5%		25.4%

Adjusted net income, adjusted diluted earnings per share and the adjusted effective tax rate are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, diluted earnings per share and effective tax rates determined in accordance with U.S. generally accepted accounting principles. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)
In the third quarter and first nine months of 2019, the Company recorded charges of $42 million ($31 million net of tax) and $136 million ($101 million net of tax) for intangibles arising from acquisitions. Also in the third quarter and first nine months of 2019, the Company recorded charges of $1 million ($0 million net of tax) and $4 million ($3 million net of tax) for accelerated depreciation related to the planned shutdown of a steel beverage can operation in Spain. In the third quarter and first nine months of 2018, the Company recorded charges of $51 million ($38 million net of tax) and $103 million ($76 million net of tax) for intangibles amortization.

(2)
In the second quarter of 2018, the Company recorded a charge of $40 million ($29 million net of tax) in cost of products sold for fair value adjustment related to the sale of inventory acquired in its acquisition of Signode.

(3)
In the first nine months of 2019, the Company recorded net restructuring and other gains of $41 million ($26 million net of tax). The nine months amount included gains of $50 million arising from favorable court rulings in lawsuits brought by the Company’s Brazilian subsidiaries claiming they were overcharged by local tax authorities for indirect taxes paid in prior years, offset by other net charges of $9 million primarily related to restructuring actions. In the third quarter and first nine months of 2018, the Company recorded net restructuring and other gains of $1 million ($1 million net of tax) and charges of $28 million ($27 million net of tax) including $22 million of transaction costs for the nine months in connection with its acquisition of Signode.

(4)
In the third quarter and first nine months of 2019, the Company recorded charges of $6 million ($5 million net of tax) and $37 million ($31 million net of tax) arising from pension plan settlements. In the first quarter of 2019, the Company recorded a curtailment gain of $14 million ($12 million net of tax) in connection with the closure of a defined benefit pension plan to future accrual for active members.

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(5)
In the first quarter of 2018, the Company recorded a charge of $15 million ($10 million net of tax) for net losses arising from its hedge of the U.S. dollar purchase price of its acquisition of Signode. Also in the first quarter, the Company incurred net charges of $9 million ($7 million net of tax) for pre-acquisition interest carrying costs on borrowings to finance the acquisition.

(6)
In the first quarter of 2019, the Company recorded a charge of $6 million ($5 million net of tax) for the write off of deferred financing fees in connection with the repayment of a portion of its term loan.

(7)
In the third quarter and first nine months of 2019, the Company recorded income tax benefits of $13 million and $26 million related to the items described above. Also in the third quarter of 2019, the Company recorded a tax benefit of $9 million arising from tax law changes in India. In the second quarter of 2019, the Company recorded a charge of $15 million to settle a tax contingency arising from a transaction that occurred prior to its acquisition of Signode. In the third quarter and first nine months of 2018, the Company recorded income tax benefits of $13 million and $46 million related to the items described above. Also in the third quarter of 2018, the Company recorded charges of $28 million related to taxes on the distribution of foreign earnings, including an adjustment for the impact of the “Tax Cut and Jobs Act.”

(8)
In the first nine months of 2019, the Company recorded noncontrolling interest expense of $17 million related to the items described above. In the first nine months of 2018, the Company recorded a noncontrolling interest benefit of $1 million related to the items described above.

(9)	Income tax effects on adjusted net income were calculated using the applicable tax rates of the underlying jurisdictions.

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Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

September 30,	2019 (1)	2018
Assets
Current assets
Cash and cash equivalents	$339	$298
Receivables, net	1,795	1,968
Inventories	1,740	1,639
Prepaid expenses and other current assets	208	193
Total current assets	4,082	4,098

Goodwill and intangible assets, net	6,367	6,753
Property, plant and equipment, net	3,739	3,722
Other non-current assets	1,149	762
Total	$15,337	$15,335

Liabilities and equity
Current liabilities
Short-term debt	$134	$53
Current maturities of long-term debt	87	89
Accounts payable and accrued liabilities	3,411	3,459
Total current liabilities	3,632	3,601

Long-term debt, excluding current maturities	8,042	8,928
Other non-current liabilities	1,642	1,496

Noncontrolling interests	402	369
Crown Holdings shareholders' equity	1,619	941
Total equity	2,021	1,310
Total	$15,337	$15,335

(1)
On January 1, 2019, the Company adopted new lease accounting guidance resulting in increases in other non-current assets and other non-current liabilities of $220. Prior period amounts have not been recast and continue to be reported in accordance with accounting guidance in effect for those periods.

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Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Nine months ended September 30,	2019	2018

Cash flows from operating activities
Net income	$509	$453
Depreciation and amortization	366	305
Restructuring and other	(41)	28
Pension expense	52	8
Pension contributions	(14)	(14)
Stock-based compensation	23	17
Working capital changes and other	(694)	(1,029)
Net cash provided by/(used for) operating activities (1)	201	(232)

Cash flows from investing activities
Capital expenditures	(242)	(305)
Beneficial interest in transferred receivables		490
Acquisition of business, net of cash acquired	(11)	(3,912)
Proceeds from sale of assets	17	27
Other	20	(19)
Net cash used for investing activities	(216)	(3,719)

Cash flows from financing activities
Net change in debt	(192)	3,999
Dividends paid to noncontrolling interests	(36)	(18)
Common stock repurchased	(2)	(4)
Debt issue costs		(70)
Other, net	(15)	(5)
Net cash provided by/(used for) financing activities	(245)	3,902

Effect of exchange rate changes on cash and cash equivalents	(1)	(32)

Net change in cash and cash equivalents	(261)	(81)
Cash and cash equivalents at January 1	659	435

Cash and cash equivalents at September 30 (2)	$398	$354

(1)
Adjusted free cash flow is defined by the Company as net cash used for operating activities plus beneficial interest in transferred receivables less capital expenditures and certain other items. A reconciliation from net cash used for operating activities to adjusted free cash flow for the three and nine months ended September 30, 2019 and 2018 follows.

(2)	Cash and cash equivalents includes $59 and $56 of restricted cash at September 30, 2019 and 2018.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net cash from operating activities	$428	$260	$201	$(232)
Beneficial interest in transferred receivables (3)		155		490
Acquisition costs				22
Adjusted cash from operating activities	428	415	201	280
Interest included in investing activities (4)	15		21
Capital expenditures	(88)	(105)	(242)	(305)
Adjusted free cash flow	$355	$310	$(20)	$(25)

(3)
Subsequent to amendments to the Company’s receivables securitization program during the third quarter of 2018, certain activity that was previously reported as investing activity is now reported as operating activity.

(4)	Interest benefit of cross-currency swap included in investing activities.

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Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Impact of Foreign Currency Translation by Segment (1) - Favorable/(Unfavorable)

	Three Months		Nine Months
	Ended September 30, 2019		Ended September 30, 2019
	Net Sales	Segment Income	Net Sales	Segment Income
Americas Beverage	$(7)	$(1)	$(25)	$(3)
European Beverage	(15)	(1)	(53)	(5)
European Food	(30)	(5)	(93)	(12)
Asia Pacific	2		(5)	(1)
Transit Packaging	(9)		(52)	(6)
Corporate and Non-Reportable	(5)		(16)	1
	$(64)	$(7)	$(244)	$(26)

(1)
The impact of foreign currency translation represents the difference between actual current year U.S. dollar results and pro forma amounts assuming constant foreign currency exchange rates for translation in both periods.  In order to compute the difference, the Company compares actual U.S. dollar results to an amount calculated by multiplying or dividing, as appropriate, the current U.S. dollar results by current year average foreign exchange rates and then multiplying or dividing, as appropriate, those amounts by the applicable prior year average foreign exchange rates.

Comparative Results for Transit Packaging

	Revenue			Segment Income			Depreciation (2)
	2019	2018	2017	2019	2018	2017	2019	2018	2017
Q1	$569	$588	$526	$73	$79	$76	$15	$13	$12
Q2	592	620	575	80	94	80	14	14	13
Q3	564	585	565	74	81	82	13	15	12
Q4		595	566		80	82		14	13
		$2,388	$2,232		$334	$320		$56	$50

(2)	Amount of depreciation expense included in segment income.

Reconciliation of Adjusted EBITDA

	September	September	Full Year	Twelve Months
	YTD 2019	YTD 2018	2018	Ended September
				30, 2019
Income from operations	$997	$878	$1,096	$1,215
Add:
Intangibles amortization	140	103	148	185
Fair value adjustment to inventory		40	40
Provision for restructuring and other	(41)	28	44	(25)
Segment income	1,096	1,049	1,328	1,375
Other pension and postretirement	11	47	67	31
Depreciation	226	202	277	301
Adjusted EBITDA	$1,333	$1,298	$1,672	$1,707